CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      As independent public accountants, we hereby consent to the use of our report dated February 26, 1998 (except for the matters described in Note 8, as to which the date is May 5, 1998) and to all references to our Firm included in or made a part of this registration statement.


                               ARTHUR ANDERSEN LLP


New York, New York
May 5, 1998